Exhibit 4.38

Equity Pledge Agreement

with respect to

Chengdu Li’ao Culture Communication Co., Ltd.

between

Leo Ou Chen

Tianjin Cyril Information and Technology Co., Ltd.

and

Chengdu Li’ao Culture Communication Co., Ltd.

July 1, 2016

Equity Pledge Agreement

THIS EQUITY PLEDGE AGREEMENT (this “Agreement”) is dated July 1, 2016, and is entered into by and among the following parties:

1.                             Leo Ou Chen (hereinafter as the “Pledgor”)

PRC ID card number:           ***

2.                             Tianjin Cyril Information and Technology Co., Ltd. (the “Pledgee”) Registered Address: Room 807-4, 8th Floor,

Chuangzhi Building, 482 Dongman Zhonglu, Tianjin Eco-City

Legal Representative:           Yusen Dai

3.                             Chengdu Li’ao Culture Communication Co., Ltd. (the “Company”)

Registered Address: Room 808, 8th Floor,Building 1, 1388 Tianfu Avenue Middle Section, Chengdu High and New Technology District

Legal Representative:          Leo Ou Chen

(In this Agreement, the parties above are hereinafter collectively referred to as the “Parties” and individually as a “Party.”)

WHEREAS:

(1)                        The Pledgor is the registered shareholder of the Company and legally hold the entire equity interest of the Company (hereinafter referred to as the “Company Equity”). As at the singing date of this Agreement, the amount of his capital contribution to the registered capital of the Company and percentage of shareholding are shown in Appendix 1.

(2)                        The Pledgee is a limited liability company (solely owned by legal representative) registered in China.

(3)                        The Parties to this Agreement entered into an EXCLUSIVE PURCHASE OPTION AGREEMENT (hereinafter referred to as the “Option Agreement”) on July 1, 2016, pursuant to which, the Pledgor shall, to the extent permitted by the PRC laws and at the request of the Pledgee, transfer all or part of the equity interests and/or all or part of the assets held in the Company to the Pledgee and/or any other designated entity or person.

(4)                        The Parties to the agreement entered into a SHAREHOLDER’S VOTING RIGHTS AGREEMENT (hereinafter referred to as the “VOTING RIGHTS Agreement”) on July 1, 2016, pursuant to which the Pledgor irrevocably entrusts the person then designated by the Pledgee to exercise all of the shareholder voting rights in the Company on behalf of the Pledgor.

(5)                        The Company and the Pledgee entered into an EXCLUSIVE CONSULTING AND SERVICES AGREEMENT (the “Service Agreement”) on July 1, 2016, under which the Company exclusively engages the Pledgee to provide relevant consulting and services and agrees to pay the corresponding service fee to the Pledgee for such consulting and services.

(6)                        As a security for the performance of the Contract Obligations (as defined below) and the repayment of the Secured Indebtedness (as defined below) by the Pledgor and the Company, the Pledgor is willing to pledge all the Company Equity held by them, and grant the Pledgee with the first priority right under the pledge, and the Company agrees to such equity pledge arrangements.

NOW, THEREFORE, through friendly negotiations, the Parties hereby agree as follows:

Article 1 Definitions

1.1                                        Unless otherwise required by the context, the terms below shall have the following meanings:

“Contract Obligations”:               shall refer to all the obligations of the Pledgor under the Voting Rights Agreement and the Option Agreement; all the obligations of the Company under the Voting Rights Agreement, the Survive Agreement and the Option Agreement; all the obligations of the Pledgor and the Company under this Agreement.

“Secured Indebtedness”:              shall refer to all direct, indirect and derivative losses and loss of anticipated profits, suffered by the Pledgee as a result of any Event of Default (as defined below) by the Pledgor and/or the Company, the amount of which loss shall be calculated based on (including without limitation) the reasonable business plan and profit forecast of the Pledgee, as well as all expenses incurred by the Pledgee in connection with the enforcement of Pledgor’s and/or the Company’s Contract Obligations.

“Transaction Agreements”:                     shall refer to the Voting Rights Agreement, the Survive Agreement and the Option Agreement.

“Event of Default”:                                         shall refer to any breach of any of the Pledgor’s Contract Obligations under the Voting Rights Agreement, the Option Agreement and/or this Agreement, and any breach of any of the Company’s Contract Obligations under the Voting Rights Agreement, the Service Agreement, the Option Agreement and/or this Agreement.

“Pledged Equity”:                                                shall refer to the entire Company Equity that is legally owned by the Pledgor as of the effectiveness of this Agreement, and will be pledged by the Pledgor to the Pledgee pursuant to this Agreement as a security for the performance of the Contract Obligations by the Pledgor and the Company (the details of the Pledge Equity of the Pledgor are set forth in Appendix 1) and the additional contributions mentioned under Section 2.6 of this Agreement.

“PRC Laws”:                                                                           shall refer to the currently effective laws, administrative rules and regulations, local regulations, explanations and other binding normative documents of the People’s Republic of China (solely for the purposes of this Agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan).

1.2                                        Any reference herein to any PRC Laws shall be deemed: (1) to also include the corrections, amendments, supplements and re-enactment of such PRC Laws, whether or not the foregoing come into effect before or after the execution of this Agreement, and (2) to also include other decisions, notices and rules made thereunder or taking effect in connection therewith.

1.3                                        Unless otherwise provided in the context of this Agreement, references to an article, paragraph, section or subparagraph shall mean the corresponding article, paragraph, section or subparagraph in this Agreement.

Article 2 Equity Pledge

2.1                                        The Pledgor hereby agrees to pledge, and the Company hereby agrees to such pledge by the Pledgor of, the Pledged Equity that he legally owns and has the right of disposal to the Pledgee as a security for the performance of the Contract Obligations and repayment of the Secured Indebtedness in accordance with the terms of this Agreement.

2.2                                        The Pledgor undertakes to cause the equity pledge under this Agreement (hereinafter referred to as the “Equity Pledge”) to be recorded in the register of shareholders of the Company on the date of execution of this Agreement; the Pledgor further undertakes to immediately do his best efforts and take all necessary measures to register the Equity Pledge at the relevant administration for industry and commerce (the “AIC”) as soon as practicable after the signing of this Agreement. The Company undertakes to cooperate with the Pledgor to complete the matters regarding the registration of Equity Pledge as described in this Article.

2.3                                        During the term of this Agreement, the Pledgee shall not be liable, and the Pledgor shall not be entitled to any form of recourse or demand against the Pledgee, for any diminution of value in the Pledged Equity except that there is a willful misconduct or gross negligence on the part of the Pledgor that has a direct causal connection with such diminution.

2.4                                        Without prejudice to the Section 2.3 above, if the Pledgee finds that there is any possibility of substantial diminution of value in the Pledged Equity that suffices to impair its rights, the Pledgee may at any time auction or sell the Pledged Equity for the Pledgor, and enter into an agreement with the Pledgor to use the proceeds from such auction or sale to early repay the Secured Indebtedness or deposit the same to the local notary office in the domicile of the Pledgee (all costs incurred therefrom are to be borne by the Pledgee). In addition, by request of the Pledgee, the Pledgor shall provide other property as collateral for the Secured Indebtedness.

2.5                                        Upon the occurrence of any Event of Default, the Pledgee shall be entitled to dispose of the Pledged Equity in the manner set forth in Article 4 of this Agreement.

2.6                                        The Pledgor may not increase the capital of the Company until and unless the prior written consent of the Pledgee is obtained. Any additional contribution by the Pledgor to the registered capital of the Company as a result of such capital increase shall also be included as part of the Pledged Equity. To the extent permissible by the PRC Laws, the Pledgor shall register the Equity Pledge to which such additional contribution corresponds at the relevant AIC as soon as practicable after the capital increase is completed. The Company undertakes to cooperate with the Pledgor to complete the matters regarding the registration of Equity Pledge as described in this Article.

2.7                                        The Pledgor undertakes to waive the right to receive dividends in respect of the Pledged Equity during the existence of the pledge and to sign the letter of undertakings in respect thereof in a form set forth in Appendix 2 of this Agreement.

2.8                                        If the Company has to be dissolved or liquidated in accordance with the mandatory provisions of the PRC Laws, any benefits received by and distributed to the Pledgor from the Company after the completion of the dissolution or liquidation proceedings of the Company shall, to the extent not in violation of the PRC Laws, be given away to the Pledgee or its designated entity or individual as required by the Pledgee.

2.9                                        After the occurrence of an Event of Default, the Pledgee shall have the right, but no obligation, to dispose of the Pledged Equity of the Pledgor in accordance with the provisions of this Agreement.

Article 3 Release of Pledge

3.1                                        Upon the adequate and full performance of all the Contract Obligations and the full repayment of all Secured Indebtedness by the Pledgor and the Company, the Pledgee shall release the Equity Pledge under this Agreement upon Pledgor’s request, and shall assist the Pledgor to de-register the Equity Pledge from the shareholders’ register of the Company and with the AIC of competent jurisdiction over the Company, with all reasonable expenses incurred from such release of pledge to be borne by the Pledgee.

Artcile 4 Disposal of Pledged Equity

4.1                                        The Parties hereby agree that in the occurrence of any Event of Default, the Pledgee may, after a written notice to the Pledgor, exercise all remedial rights and powers entitled under applicable PRC Laws, the Transaction Agreements and this Agreement, including (but not limited to) being repaid in priority with the proceeds from auction or sale of the Pledged Equity. The Pledgee shall not be liable for any loss incurred as a result of its reasonable exercise of such rights and powers.

4.2                                        The Pledgee shall have the right to designate its lawyer or other agents in writing to exercise any and all the rights and powers mentioned above and to participate in all procedures for the exercise of the pledge right, and none of the Pledgor and the Company may object to it.

4.3                                        The Pledgee shall have the right to deduct from the proceeds from its exercise of such rights and powers any reasonable expenses incurred by the Pledgee in its exercise of any or all of the above rights and powers.

4.4                                        The proceeds from the Pledgee’s exercise of its rights and powers shall be used:

firstly, to pay all costs arising from the disposal of the Pledged Equity and the exercise of its rights and powers by the Pledgee (including the compensation payable to its lawyer and agents);

secondly, to pay the tax payable as a result of the disposal of the Pledged Equity; and

thirdly, to repay the Secured Indebtedness to the Pledgee;

after the payment of the aforementioned amounts, the remaining balance (if any) shall be returned to the Pledgor or any other person having rights therein under relevant laws and regulations, or be deposited to the local notary public office in the domicile of the Pledgee (all expense incurred therefrom to be borne by the Pledgee).

4.5                                        The Pledgee may elect to exercise any available remedy either simultaneously or in any order. Pledgee does not need to exercise other remedies first before exercising its right hereunder to auction or sell the Pledged Equity.

Article 5 Fees and Expenses

5.1                                        All fees actually incurred in connection with the creation of the Equity Pledge hereunder, including but not limited to stamp tax, any other taxes and all legal costs, shall be borne by the Parties respectively.

Article 6 Continuity and No Waiver

6.1                                        The Equity Pledge created under this Agreement is a continuing assurance, which shall remain valid until the Contractual Obligations are fully performed or the Secured Indebtedness are fully repaid. No waiver or grace granted by the Pledgee to any breach by the Pledgor, or the Pledgee’s delayed exercise of any of its rights under the Transaction Agreements and this Agreement shall affect the Pledgee’s right under this Agreement, applicable PRC Laws and Transaction Agreement to require the Pledgor’s strict performance of the Transaction Agreement and this Agreement at any time thereafter, or the Pledgee’s right to the subsequent breach of the Transaction Agreements and/or this Agreement by the Pledgor.

Article 7 Representations and Warranties of the Pledgor

The Pledgor represents and warrants to the Pledgee that:

7.1                                        he is a PRC citizen with full legal capacity, and has legitimate rights and authority to execute this Agreement and assume the legal obligations in accordance with this Agreement;

7.2                                        all reports, documents and information relating to the Pledgor and all the matters required under this Agreement that are provided by the Pledgor to the Pledgee prior to the effectiveness of this Agreement are true and correct in all material respects as of the effectiveness of this Agreement;

7.3                                        all reports, documents and information relating to the Pledgor and all the matters required under this Agreement that are provided by the Pledgor to the Pledgee after the effectiveness of this Agreement are true and valid in all material respects at the time of provision;

7.4                                        as of the effectiveness of this Agreement, the Pledgor is the sole legal owners of the Pledged Equity. There are no existing disputes relating to the ownership of the Pledged Equity. The Pledgor is entitled to dispose of the Pledged Equity or any part thereof;

7.5                                        there is no other security interest or any third party’s interest and any other restrictions on the Pledged Equity except the security interest created hereunder and the rights created under the Transaction Agreements;

7.6                                        the Pledged Equity may be legally pledged and transferred, and the Pledgor has full rights and powers to pledge the Pledged Equity to the Pledgee in accordance with the provisions of this Agreement;

7.7                                        this Agreement, upon due execution by the Pledgor, constitutes the lawful, valid and binding obligations of the Pledgor after this Agreement takes effect.

7.8                                        all approvals, consents, waivers or authorizations from any third party, or all approvals, licenses, waivers from any government authority, or all registrations or filings with any government authority (if required according to law) required in connection with the execution and performance of this Agreement and the Equity Pledge hereunder, have been obtained or processed and will remain in full force throughout the term of this Agreement, other than the equity pledge registration to be handled with the AIC;

7.9                                        the execution and performance of this Agreement by the Pledgor does not violate or conflict with all laws applicable to it, or any agreement, court judgment, award of arbitral authority or decision of any administrative authority to which it is a party or by which its assets is bound;

7.10                                 the pledge under this Agreement constitutes the first priority security interest over the Pledged Equity;

7.11                                 all taxes and expenses payable for the acquisition of the Pledged Equity have been paid by the Pledgor in full;

7.12                                 there are no pending, or to the knowledge of the Pledgor, threatened lawsuits, proceedings or demands against the Pledgor, its property or the Pledged Equity in any court or arbitral tribunal, nor such before any government or administrative authority, that would have a material or adverse effect on the Pledgor’s economic conditions or the ability to perform its obligations and guarantee liabilities under this Agreement; and

7.13                                 the Pledgor hereby undertakes to the Pledgee that the above representations and warranties will be true and accurate and fully complied with under any circumstances and at any time before the Contractual Obligations are performed in full or the Secured Indebtedness are discharged in full.

Article 8 Representations and Warranties of the Company

The Company represents and warrants to the Pledgee that:

8.1                                        it is a limited liability company duly registered and legally existing under the PRC Laws and has an independent legal personality. It has the sole and independent legal status and legal capacity to sign, deliver and perform this Agreement and may independently act as a party to a lawsuit;

8.2                                        all reports, documents and information relating to the Pledged Equity and all the matters required under this Agreement that are provided by the Company to the Pledgee prior to the effectiveness of this Agreement are true and correct in all material respects as of the effectiveness of this Agreement;

8.3                                        all reports, documents and information relating to the Pledged Equity and all the matters required under this Agreement that are provided by the Company to the Pledgee after the effectiveness of this Agreement are true and valid in all material respects at the time of provision;

8.4                                        this Agreement is duly signed by the Company and constitutes a lawful, valid and binding obligation of the Company;

8.5             it has full internal corporate power and authority to execute and deliver this Agreement and all other documents to be executed by it relating to the transactions contemplated by this Agreement, and the full power and authority to accomplish the transactions contemplated by this Agreement;

8.6             the execution, delivery and performance of this Agreement will not: (i) result in a violation of any relevant PRC Law; (ii) result in a breach of the articles of association or other organizational document of the Company; (iii) result in a breach of, or constitute a default under, any contract or document to which the Company is a party or by which it is bound; (iv) result in the Company’s violation of any license, approval, etc. issued to either Party; or (v) cause any license or approval issued by the Company to any Party to be suspended, revoked or conditioned.

8.7             there are no pending, or to the knowledge of the Company, threatened lawsuits, proceedings or demands against the Pledged Equity, the Company or its assets in any court or arbitral tribunal, nor such before any government or administrative authority, that would have a material or adverse effect on the economic conditions of the Company or the Pledgor’s ability to perform its obligations and guarantee liabilities under this Agreement;

8.8             the Company hereby agrees to be jointly liable to the Pledgee for the representations and warranties made by the Pledgor under Articles 7.4, 7.5, 7.6, 7.8 and 7.10 of this Agreement; and

8.9             the Company hereby undertakes to the Pledgee that the above representations and warranties will be true and accurate and fully complied with under any circumstances and at any time before the Contractual Obligations are performed in full or the Secured Indebtedness are discharged in full.

Article 9 Covenants of Pledgor

The Pledgor hereby agrees and covenants to the Pledgee that:

9.1             he will not create or permit the creation of any new pledge or other security interest on the Pledged Equity without prior written consent of the Pledgee, and any pledge or security interest created on all or part of the Pledged Equity without prior written consent of the Pledgee shall be void;

9.2             he will not transfer the Pledged Equity without prior written notice and consent of the Pledgee, and any proposed transfer of the Pledged Equity by the Pledgor shall be void. The proceeds from the Pledgor’s transfer of the Pledged Equity shall first be used to early repay the Secured Indebtedness to the Pledgee or deposited to a third party agreed upon with the Pledgee;

9.3             at the occurrence of: (i) any legal action, arbitration or other claims that may have an adverse effect on the interests of the Pledgor or the Pledgee under the Transaction Agreements and this Agreement, or on the Pledged Equity, or (ii) an Event of Default, the Pledgor will ensure to notify the Pledgee in writing as soon as possible and promptly, and take all necessary measures to guarantee the Pledgee’s rights and interests to the Pledged Equity as reasonably requested by the Pledgee;

9.4             he undertakes to complete the registration procedures for extending the term of operation of the Company within three months prior to the expiry of the Company’s operating term so that the validity of this Agreement will be sustained;

9.5             he will not conduct or permit any act or action that may have an adverse effect on the interests of the Pledgor or the Pledgee under the Transaction Agreements and this Agreement, or on the Pledged Equity or endanger the validity of the Equity Pledge under this Agreement. If the Pledged Equity has to be transferred as a result of the Pledgee’s exercise of its pledge right, the Pledgor will waive his right of first refusal when the Pledgee realizes its pledge right, and take all necessary measures and sign all necessary documents to effect such transfer;

9.6             he shall, upon the execution of this Agreement, endeavor to do its utmost and take all necessary measures to register the Equity Pledge under this Agreement with the relevant AIC as soon as practicable and further undertake to take all necessary measures and sign all necessary documents (including but not limited to the supplemental agreement to this Agreement) as reasonably requested by the Pledgee to guarantee the Pledgee’s rights and interests to the Pledged Equity and the exercise and realization of such rights and interests;

9.7             if any Pledged Equity has to be transferred as a result of the exercise of the pledge right hereunder, the Pledgor guarantees to take all necessary measures to effect such transfer;

9.8             he procures that the procedures for convening the meeting of the shareholders of the Company and the meeting of the board of directors convened for the execution of the Agreement, the creation of the pledge and the exercise of the pledge right will not violate the laws, administrative regulations or articles of association of the Company.

9.9             The Pledgor undertakes to apply to the competent AIC for the registration of the Equity Pledges as soon as practicable after the signing of this Agreement and provide all necessary cooperation to complete such registration in time.

Article 10 Covenants of the Company

10.1           If the signing and performance of this Agreement and the Equity Pledge under this Agreement are subject to the consent, license, waiver, authorization from any third party or approval, permission, exemption from, or registration or filings with, any government authority, the Company will endeavor to assist in obtaining and keeping them in full force throughout the term of this Agreement.

10.2           Without the prior written consent of the Pledgee, the Company will not assist or permit the Pledgor to establish any new pledge or any other security interest on the Pledged Equity.

10.3           Without the prior written consent of the Pledgee, the Company will not assist or allow the Pledgor to transfer the Pledged Equity.

10.4           At the occurrence of any legal action, arbitration or other claims that may have an adverse effect on the Company, the Pledged Equity or the Pledgee’s interests under the Transaction Agreements and this Agreement, the Pledgor will ensure to notify the Pledgee in writing as soon as possible and promptly, and take all necessary measures to guarantee the Pledgee’s rights and interests to the Pledged Equity as reasonably requested by the Pledgee.

10.5           The Company undertakes to complete the registration procedures for extending the term of operation of the Company within three months prior to the expiry of the Company’s operating term so that the validity of this Agreement will be sustained.

10.6           The Company shall not conduct or permit any act or action which may adversely affect the interests of the Pledgee under the Transaction Agreements and this Agreement or the Pledged Equity, including but not limited to any acts and actions subject to the restrictions set forth in Article 9 of this Agreement.

10.7           The Company covenants that during the term of this Agreement, the Company will conduct its business in compliance with the PRC Laws in all material respects and maintain the continuing validity of the Company’s various business licenses and qualifications.

10.8           The Pledgor or the Company will provide the Pledgee with the financial statements of the Company for the previous calendar quarter, including but not limited to the balance sheet, the income statement and the cash flow statement, within the first month of each calendar quarter.

10.9           The Company undertakes to take all necessary measures and sign all necessary documents (including but not limited to the supplemental agreement to this Agreement) as reasonably requested by the Pledgee to guarantee the Pledgee’s rights and interests to the Pledged Equity and the exercise and realization of such rights and interests.

10.10         If any Pledged Equity has to be transferred as a result of the exercise of the pledge right hereunder, the Company guarantees to take all necessary measures to effect such transfer.

10.11         The Company undertakes to apply to the competent AIC for the registration of the Equity Pledges as soon as practicable after the signing of this Agreement and provide all necessary cooperation to complete such registration in time.

Article 11 Change of Circumstances

11.1           As a supplement and not contrary to the terms of the Transaction Agreement and other terms of this Agreement, if at any time due to the promulgation or change of any PRC Law, rule or regulation, or due to the interpretation or application of such law, rule or regulation, or as a result of the change in the registration procedure, the Pledgee considers that it becomes illegal or conflicts with such law, rule or regulation to keep this Agreement valid, to keep the pledge right hereunder valid and/or to dispose of the Pledged Equity in the manner provided herein, the Pledgor and the Company shall immediately take any action and/or sign any agreement or other document in accordance with the written instructions of the Pledgee and as reasonably required by the Pledgee, to:

(1)    maintain the validity of this Agreement and the underlying pledge rights under this Agreement;

(2)    facilitate the disposal of the Pledged Equity in the manner provided for in this Agreement; and/or

(3)    maintain or realize the guarantee established or intended to be established by this Agreement.

Article 12 Effectiveness and Term of Agreement

12.1           This Agreement shall take effect upon the satisfaction of both the following conditions:

(1)    This Agreement shall be duly signed by the Parties; and

(2)    The Equity Pledge under this Agreement is legally recorded in the register of shareholders of the Company.

The Pledgor shall provide the Pledgee with the proof evidencing the registration of the Equity Pledge on the aforesaid register of shareholders in the form of satisfactory to the Pledgee, and after the effective date of this Agreement and to the extent permissible by the PRC Laws, provide the Pledgee with the pledge certificate issued by the AIC in a form satisfactory to the Pledgee as requested by the Pledgee.

12.2           This Agreement shall remain valid until the Contract Obligations are fully fulfilled or the Secured Indebtedness is fully repaid.

Article 13 Notices

13.1           Any notice, request, claim and other correspondence required by this Agreement or made under this Agreement shall be delivered in writing to the Party concerned.

13.2           If the above notice or other communication is sent in the form of fax or telex, it will be deemed to be delivered upon sent; if sent by person, it shall be deemed to have been served at the time of delivery; if sent by mail, it will be deemed to be served five (5) days after mailed.

Article 14 Miscellaneous

14.1           The Pledgor and the Company agree that, to the extent permissible by the PRC Law, the rights and/or obligations of the Pledgee under this Agreement may be transferred to any third party after the Pledgee has notified the Pledgor and the Company; provided, however, that none of the Pledgor and the Company may assign any of its rights, obligations or liabilities under this Agreement to any third party without the prior written consent of the Pledgee.

14.2           The amount of the Secured Indebtedness acknowledged by the Pledgee in the exercise of its right to the Pledged Equity in accordance with the provisions of this Agreement shall be the final evidence of the Secured Indebtedness under this Agreement.

14.3           This Agreement is written in Chinese and executed in four (4) originals. Each Party hereto shall hold one (1) original and the remaining one (1) shall be used for application to the AIC of competent jurisdiction over the Company for registration of Equity Pledge hereunder.

14.4           The conclusion, effectiveness, performance, amendment, interpretation, termination of and resolution of disputes under this Agreement shall be governed by applicable PRC Laws.

14.5           Any dispute arising under and relating to this Agreement shall be settled by mutual agreement. If the Parties are unable to reach a consensus within thirty (30) days of the dispute, the dispute shall be submitted to the court of Beijing with jurisdiction to settle the case. During the dispute resolution, the Parties shall continue to perform other provisions other than those in dispute.

14.6           Any rights, powers and remedies granted to the Parties under any terms of this Agreement shall not preclude any other rights, powers or remedies entitled by the Parties in accordance with the law and other provisions of this Agreement. No exercise by a Party of its rights, powers and remedies shall preclude its exercise of any other rights, powers and remedies to which such Party is entitled.

14.7           No failure to exercise or delay in exercising of any right, power or remedy by a Party entitled under this Agreement or the law (hereinafter referred to as the “Party’s Rights”) may result in the waiver of the Party’s Rights and, no single or partial waiver of the Party’s Rights shall preclude other exercise of the Party’s Rights and the exercise of the other Party’s Rights.

14.8           The headings of this Agreement are inserted for reference only and, in no event shall be used for or affect the interpretation of the provisions of this Agreement.

14.9           Each article of this Agreement may be divisible and independent of each of the other articles, and in the event that one or several of the provisions of this Agreement become invalid, illegal or unenforceable at any time, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised.

14.10         This Agreement, once signed, supersedes any other prior legal documents signed by the Parties with respect to the same subject matter. Any modification or supplement to this Agreement shall be in writing and, except for the Pledgee’s transfer of its rights hereunder pursuant to Section 14.1, no amendments or additions to this Agreement shall take effect unless duly signed by the Parties. The Parties shall obtain any permits from and/or any registration or record filings with any government authority if so required.

14.11         This Agreement shall be binding on the lawful assignee or successor of the Parties. The successor and the permitted assigns of the Company (if any) shall continue to perform their respective obligations under this Agreement. Each of the Pledgor warrants to the Pledgee that he has made all reasonable arrangements and signed all necessary documents to ensure that, at the time of his death, incapacity, bankruptcy, divorce or other circumstances that may prevent his exercise of the equity interest, none of his successors, custodians, creditors, spouses, etc. who may thus acquire the Company’s equity interests or related rights will affect or impede the performance of this Agreement.

[NO CONTRACT CONTENT BELOW]

[Signature Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

Leo Ou Chen
Signature:	/s/ Leo Ou Chen

Tianjin Cyril Information and Technology Co., Ltd.
(Seal) /Seal/

Signature:	/s/ Yusen Dai
Name: Yusen Dai
Title: Legal Representative

Chengdu Li’ao Culture Communication Co., Ltd.
(Seal) /Seal/

Signature:	/s/ Leo Ou Chen
Name: Leo Ou Chen
Title: Legal Representative

Signature Page of EQUITY PLEDGE AGREEMENT

Appendix 1:

Company Profile

Company Name:      Chengdu Li’ao Culture Communication Co., Ltd.

Registered Address:  Room 808, 8th Floor, Building 1, 1388 Tianfu Avenue Middle Section, Chengdu High and New Technology District

Registered Capital:   RMB 1 million

Legal Representative:       Leo Ou Chen

Ownership structure:

Shareholder name	Subscribed contribution in the registered capital (RMB in ten thousands)	Ratio of contributions	ID Number/registration number
Leo Ou Chen	100	100%	***
Total	100	100%	—

Appendix 2:

Letter of Undertakings

Leo Ou Chen, Tianjin Cyril Information and Technology Co., Ltd. (“Tianjin Cyril”) and Chengdu Li’ao Culture Communication Co., Ltd. (“Chengdu Li’ao”) entered into an EQUITY PLEDGE AGREEMENT on July 1, 2016. According to the agreement, Leo Ou Chen pledged all of his equity interests in Chengdu Li’ao to Tianjin Cyril and undertake to waive his right to receive any form of dividends with respect to such equity interests throughout the valid term of the Equity Pledge.

Leo Ou Chen

Signature:

July 1, 2016